Exhibit 99.1

SKYLINE CHAMPION ANNOUNCES FOURTH QUARTER AND FULL YEAR FISCAL 2020 RESULTS

Troy, Michigan, May 20, 2020 / Business Wire/ -- Skyline Champion Corporation (NYSE:SKY) (“Skyline Champion”), today announced financial results for its fourth quarter and full year ended March 28, 2020 (“fiscal 2020”) and provided an update on business conditions as it responds to the impact of COVID-19.

“Our people and our partners have proven their agility and resiliency as they embraced unique and difficult challenges over the last two months,” said Mark Yost, Skyline Champion’s President and Chief Executive Officer. “I am very pleased with how we have navigated and performed through this period of near-term uncertainty. Importantly, our people have operated effectively and safely.”

“We entered the pandemic from a position of strength as we grew fourth quarter sales orders by 14% through the first eleven weeks of the quarter, even as the geographies we serve were softer. In response to COVID-19, we have been carefully managing our expenses by reducing non-essential spending, and furloughing certain employees, with many now taking advantage of benefits provided by the CARES Act. We previously announced temporary facility closures and have seen a decline in demand as a result of stay-at-home restrictions and the temporary closure of a myriad of our independent retailers. We are encouraged that we were able to reopen many of those closed locations in late April, at reduced production levels due to social distancing protocols and decreased demand. We will continue to manage our footprint and be prepared to reopen additional facilities as restrictions are eased and when demand warrants.”

“While the economic impact of COVID-19 on Skyline Champion’s fiscal 2021 results is uncertain at this time, we are confident about the long-term demand for attainable and sustainable housing. During this period, we are continuing to invest in strategic initiatives such as simplifying and digitizing our product offerings that we believe will add value to our customers and further enhance our performance. With our solid liquidity position and decisive actions taken across the organization, we believe we are well positioned to manage through the current environment and prepared to grow when conditions improve.”

Fourth Quarter Fiscal 2020 Highlights (compared to Fourth Quarter Fiscal 2019)

•	Net sales decreased 8.1% to $301.1 million
•	U.S. factory-built homes sold decreased 4.8% to 4,603
•	Gross profit as a percent of sales declined by 40 basis points to 19.9%
•	Net income decreased by 34.5% to $6.0 million
•	Earnings per share (“EPS”) decreased to $0.11 from $0.16
•	Excluding non-recurring expenses, Adjusted EPS decreased to $0.14 from $0.26
•	Adjusted EBITDA decreased 17.0% to $20.1 million
•	Adjusted EBITDA margin decreased by 70 basis points to 6.7%

Exhibit 99.1

•	Borrowed $38.0 million on revolving credit facility to maximize financial flexibility

Full Year Fiscal 2020 Highlights (compared to Full Year Fiscal 2019)

•	Net sales increased 0.7% to $1,369.7 million
•	U.S. factory-built homes sold increased 3.4% to 20,110
•	Gross profit as a percent of sales expanded by 240 basis points to 20.4%
•	Net income was $58.2 million, compared to net loss of $58.2 million (fiscal 2019 includes $101.0 million in non-cash, equity-based compensation expense)
•	EPS was $1.02 compared to net loss per share of $1.09
•	Excluding non-recurring expenses, Adjusted EPS increased to $1.15 from $1.04
•	Adjusted EBITDA increased 17.8% to $114.4 million
•	Adjusted EBITDA margin expanded by 120 basis points to 8.3%
•	Net operating cash flows increased to $76.7 million from $65.2 million

“Skyline Champion delivered solid results for Fiscal 2020, achieving double digit growth in Adjusted EBITDA and cash from operations. Our profitability initiatives gained traction, driving margin expansion for both gross profit and Adjusted EBITDA. We achieved these results despite modest growth in net sales for the full year and some softening during the fourth quarter,” Yost concluded.

Fourth Quarter Fiscal 2020 Results

Net sales for the fourth quarter fiscal 2020 decreased 8.1% to $301.1 million compared to the prior-year period. The number of U.S. factory-built homes sold by Skyline Champion in the fourth quarter fiscal 2020 decreased 4.8% to 4,603 compared to the prior year fourth quarter primarily due to the temporary idling of up to 20 U.S. production facilities in the last weeks of March. The average selling price (“ASP”) per U.S. home sold decreased 1.4% to $60,200. ASP decreased primarily due to a shift in product mix to more single section home sales. The number of Canadian factory-built homes sold in the quarter declined to 130 homes compared to 229 homes in the prior-year period primarily from a reduction in oil-related demand drivers. Total backlog for Skyline Champion was $127.5 million as of March 28, 2020 compared to $142.7 million as of March 30, 2019. Backlogs decreased $5.6 million during the quarter compared to $38.6 million in the fiscal fourth quarter of 2019 driven by the improvement in sales orders in the fourth quarter of fiscal 2020.

Gross profit decreased by 9.7% to $60.0 million in the fourth quarter fiscal 2020 compared to the prior-year period. Gross profit was 19.9% of net sales, a 40-basis point reduction compared to 20.3% in the fourth quarter fiscal 2019. Gross profit compression was primarily due to the reduction in net sales and increase in labor inflation partially offset by material pricing.

Selling, general and administrative expenses (“SG&A”) in the fourth quarter fiscal 2020 decreased to $47.2 million from $53.1 million in the same period last year due to a reduction in equity-based compensation, variable incentive compensation, and acquisition integration costs.

Net income for the fourth quarter fiscal 2020 was $6.0 million, compared to net income of $9.2 million during the same period from the prior year. The decrease in net income was mainly driven by the decline in gross profit and increased income tax expense, and was partially offset by reductions in SG&A. EPS decreased to $0.11 for the fourth quarter fiscal 2020 compared to $0.16 in the same period of the prior

Exhibit 99.1

year. Excluding non-recurring expenses, Adjusted EPS decreased to $0.14 for the fourth quarter of fiscal 2020 compared to $0.26 during the same period of the prior year.

Adjusted EBITDA for the fourth quarter fiscal 2020 decreased by 17.0% to $20.1 million compared to the fourth quarter fiscal 2019. The decrease was primarily driven by lower sales volumes and reduced gross profit. Adjusted EBITDA margin declined by 70 basis points to 6.7%.

As of March 28, 2020, Skyline Champion had $209.5 million of cash and cash equivalents.

Full Year Fiscal 2020 Financial Highlights

For fiscal 2020, net sales were $1,369.7 million which represents an increase of 0.7%, or $9.7 million, compared to fiscal 2019.

Gross profit increased $33.6 million or 13.7% to $279.0 million for fiscal 2020, compared to $245.4 million for the prior year period. Gross profit increased 240 basis points to 20.4% of net sales for fiscal 2020, compared to fiscal 2019.

SG&A decreased to $192.5 million for fiscal 2020, compared to $275.1 million in the prior year period, mostly driven by a decrease in equity-based compensation expense, as well as reduced transaction and integration related expenses resulting from the Skyline acquisition that were incurred in the prior year.

Net income for fiscal 2020 was $58.2 million, compared to net loss of $58.2 million for fiscal 2019.

Adjusted EBITDA for fiscal 2020 increased by 17.8% to $114.4 million, compared to $97.1 million for fiscal 2019.

Conference Call and Webcast Information:

Skyline Champion management will host a conference call tomorrow, May 21, 2020, at 8:00 a.m. Eastern Time, to discuss Skyline Champion’s financial results and an update on current operations.

Investors and other interested parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of Skyline Champion’s website at http://skylinechampion.com. The online replay will be available on the same website immediately following the call.

The conference call can also be accessed by dialing (877) 407-4018 (domestic) or (201) 689-8471 (international). A telephonic replay will be available approximately two hours after the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13703501. The replay will be available until 11:59 P.M. Eastern Time on June 4, 2020.

About Skyline Champion Corporation:

Skyline Champion Corporation (NYSE: SKY) was formed on June 1, 2018 as the result of the combination of Skyline Corporation (“Skyline”) and the operating assets of Champion Enterprises Holdings, LLC (“Champion”). The combined company employs approximately 6,600 people and is the largest independent, publicly traded, factory-built housing company in North America. With more than 65 years of homebuilding experience and 38 manufacturing facilities throughout the United States and western Canada, Skyline Champion is well positioned with a leading portfolio of manufactured and modular homes, ADUs, park-models and modular buildings for the multi-family, hospitality, senior and workforce housing sectors.

Exhibit 99.1

In addition to its core home building business, Skyline Champion operates a factory-direct retail business, Titan Factory Direct, with 21 retail locations spanning the southern United States, and Star Fleet Trucking, providing transportation services to the manufactured housing and other industries from several dispatch locations across the United States.

Skyline Champion builds homes under some of the most well known brand names in the factory-built housing industry including Skyline Homes, Champion Home Builders, Genesis Homes, Athens Park Models, Dutch Housing, Excel Homes, Homes of Merit, New Era, Redman Homes, Shore Park, Silvercrest, Titan Homes in the U.S., and Moduline and SRI Homes in western Canada.

Presentation of Non-GAAP Financial Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) throughout this press release, Skyline Champion has provided non-GAAP financial measures—Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Earnings Per Share (including dilutive securities, if any)—which present operating results on a basis adjusted for certain items. Skyline Champion uses these non-GAAP financial measures for business planning purposes and in measuring its performance relative to that of its competitors. Skyline Champion believes that these non-GAAP financial measures are useful financial metrics to assess its operating performance from period-to-period by excluding certain items that Skyline Champion believes are not representative of its core business. These non-GAAP financial measures are not intended to replace, and should not be considered superior to, the presentation of Skyline Champion’s financial results in accordance with U.S. GAAP.

Skyline Champion defines Adjusted EBITDA as net income or loss plus (a) the provision for income taxes, (b) interest expense, net, (c) depreciation and amortization, (d) gain or loss from discontinued operations, (e) foreign currency gains and losses, (f) equity-based compensation awards granted before December 31, 2018, (g) restructuring charges, (h) impairment of assets, and (i) other non-operating costs including those for the acquisition and integration of businesses. Adjusted EBITDA is not a measure of earnings calculated in accordance with U.S. GAAP, and should not be considered an alternative to, or more meaningful than, net income or loss, net sales, operating income or earnings per share prepared on a U.S. GAAP basis. Skyline Champion believes that Adjusted EBITDA is commonly used by investors to evaluate its performance and that of its competitors. However, Skyline Champion’s use of Adjusted EBITDA may vary from that of others in our industry. Adjusted EBITDA is reconciled from the respective measure under U.S. GAAP in the tables below. Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by net sales reported in the statement of operations. Adjusted EPS is calculated as net income or loss plus (a) equity-based compensation awards granted before December 31, 2018, (b) restructuring charges, (c) impairment of assets, and (d) other non-operating costs including those for the acquisition and integration of businesses, including the related tax effect, if any, on these items.

Exhibit 99.1

Forward-Looking Statements

Statements in this press release, including certain statements regarding Skyline Champion’s strategic initiatives, and future market demand are intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of words such as "believe," "expect," "future," "anticipate," "intend," "plan," "foresee," "may," "could," "should," "will," "potential," "continue," or other similar words or phrases. Similarly, statements that describe objectives, plans, or goals also are forward-looking statements. Such forward-looking statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of Skyline Champion. Skyline Champion cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, implied, or projected by such forward-looking statements. Risks and uncertainties include regional, national and international economic, financial, public health and labor conditions, and the following: the COVID-19 pandemic, which has had, and could continue to have, significant adverse effects on us; the cyclicality and seasonality of the housing industry and its sensitivity to changes in general economic or other business conditions; demand fluctuations in the housing industry; supply-related issues; labor-related issues; the possible unavailability of additional capital when needed; competition and competitive pressures; changes in consumer preferences for our products or our failure to gauge those preferences; quality problems, including the quality of parts sourced from suppliers and related liability and reputational issues; data security breaches, cybersecurity attacks, and other information technology disruptions, exacerbated by the COVID-19 pandemic; the extensive regulation affecting the production and sale of factory-built housing and the effects of possible changes in laws with which we must comply; the potential impact of natural disasters on sales and raw material costs; the risks associated with possible mergers and acquisitions; the prices and availability of materials; periodic inventory adjustments by, and changes to relationships with, independent retailers; changes in interest and foreign exchange rates; insurance coverage and cost issues; the possibility that all or part of our goodwill might become impaired; the possibility that our risk management practices may leave us exposed to unidentified or unanticipated risks; and other risks set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management's Discussion and Analysis of Financial Condition and Results of Operations” section, and other sections, as applicable, in our Annual Reports on Form 10-K, including our Annual Report on Form 10-K for the fiscal year ended March 30, 2019 previously filed with the Securities and Exchange Commission (“SEC”), as well as in our Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, filed with or furnished to the SEC.

If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, then the developments and future events concerning Skyline Champion set forth in this press release may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this release. We anticipate that subsequent events and developments will cause our expectations and beliefs to change. Skyline Champion assumes no obligation to update such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

Investor contact information:

Email: investorrelations@championhomes.com

Phone: (248) 614-8211

Source: Skyline Champion Corporation

Exhibit 99.1

SKYLINE CHAMPION CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited, dollars and shares in thousands, except per share amounts)

	March 28, 2020	March 30, 2019

ASSETS
Current assets:
Cash and cash equivalents	$209,455	$126,634
Trade accounts receivable, net	45,733	57,649
Inventories	126,386	122,638
Other current assets	17,239	11,369
Total current assets	398,813	318,290
Long-term assets:
Property, plant and equipment, net	109,291	108,587
Goodwill	173,521	173,406
Amortizable intangible assets, net	43,357	48,936
Deferred tax assets	21,812	34,058
Other noncurrent assets	34,906	16,677
Total assets	$781,700	$699,954
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Floor plan payable	$33,914	$33,321
Accounts payable	38,703	43,421
Other current liabilities	114,030	129,561
Total current liabilities	186,647	206,303
Long-term liabilities:
Long-term debt	77,330	54,330
Deferred tax liabilities	3,264	3,422
Other	40,144	23,927
Total long-term liabilities	120,738	81,679

Stockholders' Equity:
Common stock	1,570	1,569
Additional paid-in capital	485,552	479,226
Accumulated deficit	(48)	(58,208)
Accumulated other comprehensive loss	(12,759)	(10,615)
Total stockholders' equity	474,315	411,972
Total liabilities and stockholders' equity	$781,700	$699,954

Exhibit 99.1

SKYLINE CHAMPION CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, dollars and shares in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	March 28, 2020	March 30, 2019	March 28, 2020	March 30, 2019 (a)

Net sales	$301,145	$327,675	$1,369,730	$1,360,043
Cost of sales	241,161	261,212	1,090,755	1,114,684
Gross profit	59,984	66,463	278,975	245,359
Selling, general, and administrative expenses	47,166	53,096	192,520	275,101
Operating income (loss)	12,818	13,367	86,455	(29,742)
Interest expense, net	382	578	1,401	3,290
Other expense	—	426	—	8,271
Income (loss) before income taxes	12,436	12,363	85,054	(41,303)
Income tax expense	6,438	3,206	26,894	16,905
Net income (loss)	$5,998	$9,157	$58,160	$(58,208)
Net income (loss) per share:
Basic	$0.11	$0.16	$1.03	$(1.09)
Diluted	$0.11	$0.16	$1.02	$(1.09)

(a)	Includes only ten months of results from the Skyline operations.

Exhibit 99.1

SKYLINE CHAMPION CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, dollars in thousands)

	Twelve Months Ended
	March 28, 2020	March 30, 2019 (a)
Cash flows from operating activities
Net income (loss)	$58,160	$(58,208)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	18,546	16,079
Amortization of deferred financing fees	510	542
Fair market value adjustment to held for sale asset	986	—
Property, plant, and equipment impairment charge	550	—
Equity-based compensation	8,349	101,999
Deferred taxes	11,796	3,047
Loss (gain) on disposal of property, plant, and equipment	239	(37)
Foreign currency transaction loss	235	123
Change in assets and liabilities net of business acquired:
Accounts receivable	11,901	(2,223)
Inventories	(4,491)	(6,044)
Other assets	(10,616)	(2,092)
Accounts payable	(4,606)	(3,105)
Accrued expenses and other liabilities	(14,816)	15,147
Net cash provided by operating activities	76,743	65,228
Cash flows from investing activities
Additions to property, plant, and equipment	(15,389)	(12,092)
Cash acquired in business acquisition	—	9,722
Proceeds from disposal of property, plant, and equipment	196	56
Proceeds from sale of held for sale asset	1,100	—
Decrease in note receivable	—	284
Net cash used in investing activities	(14,093)	(2,030)
Cash flows from financing activities
Changes in floor plan financing, net	592	3,496
Borrowings on revolving debt facility	38,000	46,900
Payments on revolving debt facility	(15,000)	(5,000)
Payments on term-loans and other debt	—	(46,900)
Payments for deferred financing fees	—	(2,169)
Stock option exercises	112	1,615
Tax payments for equity-based compensation	(2,135)	(5,183)
Members' capital distribution	—	(65,277)
Net cash provided by (used in) financing activities	21,569	(72,518)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(1,398)	(662)
Net increase (decrease) in cash, cash equivalents, and restricted cash	82,821	(9,982)
Cash, cash equivalents, and restricted cash at beginning of period	126,634	136,616
Cash, cash equivalents, and restricted cash at end of period	$209,455	$126,634

(a)	Includes only ten months of results from the Skyline operations.

Exhibit 99.1

SKYLINE CHAMPION CORPORATION

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

(Unaudited, dollars in thousands)

	Three Months Ended			Twelve Months Ended
	March 28, 2020	March 30, 2019	Change	March 28, 2020	March 30, 2019 (a)	Change
Reconciliation of Adjusted EBITDA:
Net income (loss)	$5,998	$9,157	$(3,159)	$58,160	$(58,208)	$116,368
Income tax expense	6,438	3,206	3,232	26,894	16,905	9,989
Interest expense, net	382	578	(196)	1,401	3,290	(1,889)
Depreciation and amortization	4,652	4,545	107	18,546	16,079	2,467
EBITDA	17,470	17,486	(16)	105,001	(21,934)	126,935
Equity-based compensation (for awards granted prior to December 31, 2018)	970	3,436	(2,466)	4,576	101,025	(96,449)
Foreign currency transaction loss (gain)	327	(65)	392	235	123	112
Transaction costs	—	480	(480)	—	8,201	(8,201)
Acquisition integration costs	737	2,465	(1,728)	2,674	7,966	(5,292)
Restructuring charges	—	404	(404)	366	1,640	(1,274)
Impairment charges and other	550	(56)	606	1,512	70	1,442
Adjusted EBITDA	$20,054	$24,150	$(4,096)	$114,364	$97,091	$17,273

(a)	Includes only ten months of results from the Skyline operations.

SKYLINE CHAMPION CORPORATION

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EARNINGS PER SHARE

(Unaudited, dollars and shares in thousands, except per share amounts)

(Certain amounts shown net of tax, as applicable)

	Three Months Ended		Twelve Months Ended
	March 28, 2020	March 30, 2019	March 28, 2020	March 30, 2019 (a)

Net income (loss)	$5,998	$9,157	$58,160	$(58,208)
Adjustments:
Equity-based compensation (for awards granted prior to December 31, 2018)	1,003	2,993	4,003	99,868
Transaction costs	—	480	—	8,531
Acquisition integration costs	555	1,857	2,014	6,000
Restructuring charges	—	304	276	1,277
Impairment charges	414	—	1,139	—
Adjusted net income	7,970	14,791	65,592	57,468
Less: Undistributed earnings allocated to participating securities	20	121	193	1,650
Adjusted net income attributable to the Company's common shareholders	$7,950	$14,670	$65,399	$55,818

Adjusted basic net income per share	$0.14	$0.26	$1.16	$1.04
Adjusted diluted net income per share	$0.14	$0.26	$1.15	$1.04

Average basic shares outstanding	56,532	56,251	56,516	53,491
Average diluted shares outstanding	56,785	56,434	56,762	53,491

(a)	Includes only ten months of results from the Skyline operations.